                                                                   EXHIBIT 17(r)

[LOGO] Merrill Lynch Investment Managers

Annual Report
July 31, 2001

Merrill Lynch
Minnesota
Municipal
Bond Fund

www.mlim.ml.com

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

DEAR SHAREHOLDER

The Municipal Market Environment

In recent months, investors' attention has been largely focused on weak US economic growth, volatile US equity markets, and most importantly, the Federal Reserve Board's responses to these factors. For the six-month period ended July 31, 2001, US economic growth remained weak despite repeated actions by the Federal Reserve Board to bolster US economic activity and consumer confidence. US economic activity, as measured by gross domestic product (GDP), grew 1.3% during the first quarter of 2001, while the second quarter's GDP recently was estimated at 0.7%. The Federal Reserve Board, at each of its meetings this year, lowered short-term interest rates to foster greater economic growth. In the first seven months of 2001, the Federal Reserve Board lowered short-term interest rates from 6.50% to 3.75%. Lower short-term interest rates should boost economic growth by allowing businesses to finance daily operations and company expansions more easily. Lower interest rates also can reduce mortgage rates, making housing more affordable to consumers, lifting both housing and related home furnishing industries.

Despite considerable weekly and monthly volatility, fixed-income bond yields for the six months ended July 31, 2001 were little changed from their late January 2001 levels. Yields initially declined into March before rising in early May and declined again for the remainder of the July period. Citing weakening employment, declines in business investment and profits and continued modest consumer spending, the Federal Reserve Board lowered short-term interest rates on a monthly basis through April 2001. Long-term taxable fixed-income interest rates responded by declining to recent historic lows. By late March, long-term US Treasury bond yields declined approximately 25 basis points (0.25%) to 5.26%.

Initially, equity markets, especially the NASDAQ, rallied strongly expecting the Federal Reserve Board to take whatever action was necessary to restore both economic growth and corporate profitability. During late April and May 2001, many investors reallocated assets out of US Treasury securities back into equities. Corporate treasurers also issued significant amounts of taxable debt to take advantage of historically low interest rates. These higher-yielding issues helped reduce the demand for US Treasury obligations. Additionally, a strong Producer Price Index released in early May ignited smoldering inflationary fears among many investors. These investors believed that the 250 basis point decline in short-term interest rates by the Federal Reserve Board through May would eventually rekindle a strong US economy with concomitant inflationary pressures. As a result of these factors, US Treasury bond prices declined sharply and yields rose to 5.90% by mid-May 2001.

However, in early June, a report was issued stating that US manufacturing remained weak. Additionally, large numbers of US companies began to release weaker-than-expected earnings reports that pushed equity prices lower. These factors combined to renew investor demand for US Treasury issues and bond prices began to rise. The fixed-income markets continued to improve in late June and throughout July as equities remained under considerable pressure. A sizeable decline in national employment released in early July also served to emphasize the ongoing decline in economic activity despite the Federal Reserve Board's easing of monetary policy in 2001. Weak foreign economies, particularly in Japan and Argentina, also bolstered investor demand for US Treasury obligations. The resultant positive market environment saw US Treasury yields decline to end July 2001 at 5.52%, essentially unchanged from their January 2001 closing yields of 5.50%.

During the six months ended July 31, 2001, the tax-exempt bond market also reacted to both the Federal Reserve Board's monetary policy and equity market volatility. However, its reaction was far more muted both in intensity and degree. The equity market rally in April and early May, combined with the possibility that the Federal Reserve Board was close to the end of its current interest rate reduction cycle, initially pushed municipal bond yields higher. By late May, as measured by the Bond Buyer Revenue Bond Index, long-term tax-exempt bond yields rose to 5.65%, an increase of approximately 15 basis points from the end of January 2001 levels. However, during June and July 2001, both institutional and retail investor demand for tax-exempt securities significantly increased. For the remainder of the period, the municipal bond market was able to respond positively to this increased demand and long-term tax-exempt bond yields declined to 5.40% by July 31, 2001, a five

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

basis point decline in long-term municipal bond yields from January 2001 levels.

The recent relative outperformance of the tax-exempt bond market has been particularly impressive given the dramatic increase in long-term municipal bond issuance during the six-month period ended July 31, 2001. Historically, low municipal bond yields have continued to allow municipalities to refund outstanding, higher-couponed debt. Also, as yields began to rise in early April, tax-exempt issuers rushed to issue new financing, fearing higher yields in the coming months. During the past six months, almost $145 billion in long-term tax-exempt bonds was issued, an increase of more than 40% compared to the same 12-month period a year ago. During July 2001, tax-exempt bond issuance was particularly heavy with more than $75 billion in long-term municipal bonds underwritten, an increase of more than 45% compared to the same period a year ago.

Historically, early July has often been a period of weak investor demand for tax-exempt products. Seasonal tax pressures, particularly in April, often result in the liquidation of municipal securities to meet Federal and state tax payments. In recent months, there was no appreciable selling by retail accounts. However, it was recently noted that thus far in 2001, net new cash inflows into municipal bond mutual funds reached $4 billion. The same 12-month period a year ago saw net new cash outflows of more than $13 billion. This suggests that the positive technical structure of the municipal market remains intact. Also, the months of June and July have tended to be periods of strong retail demand in response to the large coupon income payments and proceeds from bond maturities and early redemptions these months generated. Analysts estimated that investors received more than $60 billion in such proceeds in June and July 2001. Given continued weak equity markets, much of these monies were reinvested in tax-exempt products, increasing an already strong demand. Additionally, short-term municipal interest rates moved lower in response to the easier Federal Reserve Board monetary policy. Seasonal tax pressures kept short-term interest rates artificially high, although not as high as in recent years. As these pressures abated, short-term municipal interest rates declined to approximately 2.5%. As interest rates declined, investors extended maturities to take advantage of the steep municipal bond yield curve. All of these factors contributed to a very positive technical environment for municipal bonds in recent months. It is likely that much of this positive environment may continue in the coming months.

Looking forward, the municipal market's direction is uncertain. Should the US economy materially weaken into late summer, the Federal Reserve Board may be forced to ease monetary conditions to a greater extent than financial markets currently expect. The prospect of two or three additional interest rate easings is likely to push fixed-income bond yields, including municipal bonds, lower. However, should the cumulative 300 basis point decline in short-term interest rates by the Federal Reserve Board so far this year, in addition to the economic stimulus expected to be generated by recent Federal tax reform, combine to restore consumer confidence and economic activity, tax-exempt bond yields are unlikely to decline further. However, given the strong technical position of the municipal bond market, the tax-exempt market is likely to continue to outperform its taxable counterpart in the near future.

Fiscal Year in Review

We entered the fiscal year ended July 31, 2001 fully invested in Minnesota municipal bonds, with a relatively neutral market position. We adopted this strategy to maintain a high level of tax-exempt income, anticipating clearer signs of future economic growth and inflation expectations. During the first six months of the fiscal year, municipal bond prices generally increased in anticipation of a weakening economy. To better participate in a declining interest rate environment, we restructured a portion of the Fund. However, toward the end of the first six months of the fiscal year, the Federal Reserve Board reversed its course and began aggressively easing monetary policy. Simultaneously, the Federal Government began considering a significant reduction in Federal income taxes. In response to these developments, we began to reduce the Fund's exposure to highly interest rate-sensitive securities.

During the last six months of the fiscal year, we maintained a fully invested position but also continued to

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

reduce the Fund's exposure to highly interest rate-sensitive securities. We pursued this strategy in response to the Federal Reserve Board's 275 basis point reduction in the Federal Funds rate and enactment of a relatively large reduction in Federal taxes, including a tax rebate. Additionally, the absolute yield levels available on municipal bonds approached multi-year lows. During the fiscal year, we also improved the Fund's credit quality in response to the deterioration in creditworthiness of certain holdings. At the end of the fiscal year, approximately 90% of the Fund's net assets were invested in securities rated A or better by at least one of the major rating agencies.

For the fiscal year ended July 31, 2001, the Fund's Class A, Class B, Class C and Class D Shares had returns of +8.95%, +8.30%, +8.19% and +8.84%, respectively. These results were slightly below the Lipper, Inc. average of other Minnesota municipal bond funds and the Fund's unmanaged benchmark Lehman Brothers Municipal Bond Index, which had a return of +10.08% for the same period. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 and 5 of this report to shareholders.)

Going forward, we intend to remain fully invested to seek to provide a high level of tax-exempt income, looking for opportunities in both new-issue and secondary markets to improve the Fund's structure and to enhance performance.

In Conclusion

We appreciate your ongoing interest in the Merrill Lynch Minnesota Municipal Bond Fund, and we look forward to assisting you with your financial needs in the months and years ahead.

Sincerely,


/s/ Terry K. Glenn

Terry K. Glenn
President and Trustee


/s/ Vincent R. Giordano

Vincent R. Giordano
Senior Vice President


/s/ Michael Kalinoski

Michael Kalinoski
Vice President and Portfolio Manager

September 5, 2001

OFFICERS AND TRUSTEES

Terry K. Glenn, President and Trustee
James H. Bodurtha, Trustee
Herbert I. London, Trustee
Joseph L. May, Trustee
Andre F. Perold, Trustee
Roberta Cooper Ramo, Trustee
Vincent R. Giordano, Senior Vice President
Kenneth A. Jacob, Vice President
Michael A. Kalinoski, Vice President
Donald C. Burke, Vice President and Treasurer
Alice A. Pellegrino, Secretary

Custodian

State Street Bank and Trust Company
P.O. Box 351
Boston, MA 02101

Transfer Agent

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

 .     Class A Shares incur a maximum initial sales charge (front-end load) of 4%
      and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

 .     Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.25% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately ten years. (There is no initial sales charge for automatic share conversions.)

 .     Class C Shares are subject to a distribution fee of 0.35% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

 .     Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.10% (but no distribution fee).

      None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Average Annual Total Return

                                               % Return Without   % Return With
                                                  Sales Charge    Sales Charge**
================================================================================
Class A Shares*
================================================================================
One Year Ended 6/30/01                               +8.91%            +4.55%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                             +5.86             +5.00
--------------------------------------------------------------------------------
Inception (3/27/92)
through 6/30/01                                      +6.20             +5.73
--------------------------------------------------------------------------------
 *    Maximum sales charge is 4%.
**    Assuming maximum sales charge.

                                                    % Return         % Return
                                                  Without CDSC      With CDSC**
================================================================================
Class B Shares*
================================================================================
One Year Ended 6/30/01                               +8.46%            +4.46%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                             +5.34             +5.34
--------------------------------------------------------------------------------
Inception (3/27/92)
through 6/30/01                                      +5.67             +5.67
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
**    Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                                    % Return         % Return
                                                  Without CDSC      With CDSC**
================================================================================
Class C Shares*
================================================================================
One Year Ended 6/30/01                               +8.35%            +7.35%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                             +5.24             +5.24
--------------------------------------------------------------------------------
Inception (10/21/94)
through 6/30/01                                      +5.53             +5.53
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**    Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                               % Return Without   % Return With
                                                  Sales Charge    Sales Charge**
================================================================================
Class D Shares*
================================================================================
One Year Ended 6/30/01                               +8.79%            +4.44%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                             +5.75             +4.89
--------------------------------------------------------------------------------
Inception (10/21/94)
through 6/30/01                                      +6.07             +5.42
--------------------------------------------------------------------------------
 *    Maximum sales charge is 4%.
**    Assuming maximum sales charge.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

PERFORMANCE DATA (concluded)

Merrill Lynch Minnesota Municipal Bond Fund--Edgar

Total Return Based on a $10,000 Investment--Class A Shares and Class B Shares

A line graph depicting the growth of an investment in the Fund's Class A Shares and Class B Shares compared to growth of an investment in the Lehman Brothers Municipal Bond Index. Values are from March 27, 1992 to July 2001:

                                    3/27/92**        7/92              7/93             7/94              7/95             7/96
ML Minnesota Municipal
Bond Fund+--Class A Shares*         $ 9,600          $10,356           $11,258          $11,469           $12,093          $12,695
ML Minnesota Municipal
Bond Fund+--Class B Shares*         $10,000          $10,769           $11,648          $11,805           $12,385          $12,935
Lehman Brothers Municipal
Bond Index++                        $10,000          $10,690           $11,635          $11,853           $12,786          $13,630

                                    7/97             7/98              7/99             7/00              7/01
ML Minnesota Municipal
Bond Fund+--Class A Shares*         $13,928          $14,743           $15,050          $15,569           $16,962
ML Minnesota Municipal
Bond Fund+--Class B Shares*         $14,911          $14,869           $15,101          $15,559           $16,850
Lehman Brothers Municipal
Bond Index++                        $15,028          $15,929           $16,387          $17,093           $18,815

Total Return Based on a $10,000 Investment--Class C Shares and Class D Shares

A line graph depicting the growth of an investment in the Fund's Class C Shares and Class D Shares compared to growth of an investment in the Lehman Brothers Municipal Bond Index. Values are from October 21, 1994 to July 2001:


                                    10/21/94**       7/95              7/96             7/97              7/98             7/99
ML Minnesota Municipal
Bond Fund+--Class C Shares          $10,000          $10,713           $11,177          $12,187           $12,833          $13,009
ML Minnesota Municipal
Bond Fund+--Class D Shares          $ 9,600          $10,327           $10,831          $11,882           $12,564          $12,800
Lehman Brothers Municipal
Bond Index++                        $10,000          $11,107           $11,840          $13,054           $13,836          $14,234

                                    7/00             7/01
ML Minnesota Municipal
Bond Fund+--Class C Shares          $13,389          $14,486
ML Minnesota Municipal
Bond Fund+--Class D Shares          $13,242          $14,413
Lehman Brothers Municipal
Bond Index++                        $14,848          $16,344

* Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**    Commencement of operations.

+ ML Minnesota Municipal Bond Fund invests primarily in long-term investment-grade obligations issued by or on behalf of the state of Minnesota, its political subdivisions, agencies and instrumentalities and obligations of other qualifying issuers.

++ This unmanaged Index consists of long-term revenue bonds, prerefunded bonds, general obligation bonds and insured bonds. The starting date for the Index in the Class A & Class B Shares' graph is from 3/31/92 and in the Class C & Class D Shares' graph is from 10/31/94.

      Past performance is not predictive of future performance.

Recent Performance Results*

                                                       6-Month           12-Month     Since Inception   Standardized
As of July 31, 2001                                 Total Return       Total Return     Total Return    30-Day Yield
====================================================================================================================
ML Minnesota Municipal Bond Fund Class A Shares        +2.82%             +8.95%          +76.68%           3.79%
--------------------------------------------------------------------------------------------------------------------
ML Minnesota Municipal Bond Fund Class B Shares        +2.56              +8.30           +68.50            3.45
--------------------------------------------------------------------------------------------------------------------
ML Minnesota Municipal Bond Fund Class C Shares        +2.51              +8.19           +44.86            3.35
--------------------------------------------------------------------------------------------------------------------
ML Minnesota Municipal Bond Fund Class D Shares        +2.77              +8.84           +50.12            3.70
====================================================================================================================

* Investment results shown do not reflect sales charges; results would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception dates are from 3/27/92 for Class A & Class B Shares and from 10/21/94 for Class C & Class D Shares.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

SCHEDULE OF INVESTMENTS                                           (in Thousands)

S&P       Moody's   Face
Ratings   Ratings   Amount                                            Issue                                            Value
-----------------------------------------------------------------------------------------------------------------------------
Minnesota -- 100.7%
AA-       Aa3       $1,750   Anoka County, Minnesota, Solid Waste Disposal Revenue Bonds (Natural Rural Utilities),
                             AMT, Series A, 6.95% due 12/01/2008                                                      $ 1,798
-----------------------------------------------------------------------------------------------------------------------------
A1+       NR*        1,100   Beltrami County, Minnesota, Environmental Control Revenue Bonds (Northwood
                             Panelboard Co. Project), VRDN, AMT, 2.80% due 7/01/2025 (h)                                1,100
-----------------------------------------------------------------------------------------------------------------------------
AAA       NR*        3,530   Coon Rapids, Minnesota, M/F Housing Revenue Refunding Bonds (Browns Meadow),
                             AMT, 6.85% due 8/01/2033 (c)                                                               3,659
-----------------------------------------------------------------------------------------------------------------------------
AAA       NR*          500   Dakota County, Minnesota, Community Development Agency, M/F Mortgage Housing
                             Revenue Refunding Bonds (Southfork Apartments), 5.625% due 2/01/2026                         510
-----------------------------------------------------------------------------------------------------------------------------
NR*       Aaa        1,000   Eden Prairie, Minnesota, M/F Housing Revenue Refunding Bonds (Parkway Apartments
                             Project), Series A, 5.70% due 8/20/2022 (e)                                                1,033
-----------------------------------------------------------------------------------------------------------------------------
NR*       Aaa          500   Elk River, Minnesota, Independent School District Number 728, GO, Series A,
                             5.50% due 2/01/2021 (f)                                                                      522
-----------------------------------------------------------------------------------------------------------------------------
AAA       NR*        1,500   Minneapolis and Saint Paul, Minnesota, Metropolitan Airports Commission, Airport
                             Revenue Bonds, DRIVERS, AMT, Series 203, 8.44% due 1/01/2012 (b)(g)                        1,732
-----------------------------------------------------------------------------------------------------------------------------
AA+       Aa1        1,000   Minneapolis, Minnesota, COP (Special School District Number 001), 5.75% due 2/01/2014      1,069
-----------------------------------------------------------------------------------------------------------------------------
A         NR*          485   Minneapolis, Minnesota, Community Development Agency, M/F Housing Revenue Bonds
                             (Riverside Homes Project), AMT, 6.20% due 9/01/2029                                          496
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aa1        1,000   Minneapolis, Minnesota, GO, Tax Increment, Series E, 5% due 3/01/2026                        996
-----------------------------------------------------------------------------------------------------------------------------
AAA       NR*        1,300   Minneapolis, Minnesota, M/F Mortgage Revenue Refunding Bonds (Riverside Plaza),
                             AMT, 5.20% due 12/20/2030 (e)                                                              1,263
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aa1        1,000   Minneapolis, Minnesota, Sales Tax Refunding Bonds, GO, 6.25% due 4/01/2012                 1,040
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,025   Minnesota Agriculture and Economic Development Board, Health Care Revenue
                             Refunding Bonds (Benedictine Health), Series A, 5.25% due 2/15/2014 (f)                    1,065
-----------------------------------------------------------------------------------------------------------------------------
                             Minnesota State, HFA, S/F Mortgage Revenue Bonds:
AA+       Aa1          210     AMT, Series C, 5.30% due 7/01/2025                                                         213
AA+       Aa1        1,120     AMT, Series E, 6.85% due 1/01/2024                                                       1,153
AA+       Aa1          975     AMT, Series L, 6.70% due 7/01/2020                                                       1,021
AA+       Aa1          540     Series A, 6.95% due 7/01/2016                                                              554
AA+       Aa1        1,255     Series D-1, 6.50% due 1/01/2017                                                          1,299
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Northern Municipal Power Agency, Minnesota, Electric System Revenue Refunding Bonds,
                             Series B, 4.75% due 1/01/2020 (a)                                                            957
-----------------------------------------------------------------------------------------------------------------------------

PORTFOLIO ABBREVIATIONS

To simplify the listings of Merrill Lynch Minnesota Municipal Bond Fund's portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list below and at right.

AMT       Alternative Minimum Tax (subject to)
COP       Certificates of Participation
DRIVERS   Derivative Inverse Tax-Exempt Receipts
GO        General Obligation Bonds
HFA       Housing Finance Agency
IDR       Industrial Development Revenue Bonds
IRS       Inverse Rate Securities
M/F       Multi-Family
PCR       Pollution Control Revenue Bonds
S/F       Single-Family
VRDN      Variable Rate Demand Notes

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

SCHEDULE OF INVESTMENTS (concluded)                               (in Thousands)

S&P       Moody's   Face
Ratings   Ratings   Amount                                            Issue                                            Value
-----------------------------------------------------------------------------------------------------------------------------
Minnesota (concluded)
AAA       A3        $  750   Northfield, Minnesota, College Facility Revenue Refunding Bonds (Saint Olaf College
                             Project), 6.40% due 10/01/2021                                                           $   784
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aaa          500   Ramsey County, Minnesota, GO (Capital Improvement Plan), Series A,
                             6.25% due 2/01/2010                                                                          560
-----------------------------------------------------------------------------------------------------------------------------
NR*       Aa3        1,110   Ramsey County, Minnesota, Housing and Redevelopment Authority, M/F Housing
                             Revenue Bonds (Hanover Townhouses Project), AMT, 6% due 7/01/2031                          1,122
-----------------------------------------------------------------------------------------------------------------------------
AA+       NR*        2,450   Rochester, Minnesota, Health Care Facilities Revenue Bonds, IRS, Series H,
                             9.091% due 11/15/2015 (g)                                                                  2,640
-----------------------------------------------------------------------------------------------------------------------------
                             Saint Cloud, Minnesota, Health Care Revenue Refunding Bonds (Saint Cloud Hospital
                             Obligation Group), Series A (d):
NR*       Aaa        1,000     6.25% due 5/01/2020                                                                      1,116
NR*       Aaa          500     5.75% due 5/01/2026                                                                        530
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Saint Francis, Minnesota, Independent School District No. 015, GO, Series A,
                             6.35% due 2/01/2013 (d)                                                                    1,109
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aa2        1,000   Saint Paul, Minnesota, GO (Tax Increment -- Block 39 Project), Series A,
                             4.75% due 2/01/2019                                                                          969
-----------------------------------------------------------------------------------------------------------------------------
                             Saint Paul, Minnesota, Housing and Redevelopment Authority, Revenue Refunding Bonds:
AA        NR*        1,000     (District Cooling of Saint Paul), Series J, 5.125% due 3/01/2012                         1,032
AAA       Aaa          500     (Downtown Tax Increment District), 6.45% due 8/01/2008 (a)                                 565
-----------------------------------------------------------------------------------------------------------------------------
AA+       Aa1          805   Saint Paul, Minnesota, Independent School District Number 625, GO, Series B,
                             6% due 2/01/2015                                                                             848
-----------------------------------------------------------------------------------------------------------------------------
                             Sartell, Minnesota, Refunding (Champion International Corporation):
BBB       Baa1         990     IDR, 6.95% due 7/01/2012                                                                 1,029
BBB       Baa1         665     PCR, 6.95% due 10/01/2012                                                                  691
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,215   Scott County, Minnesota, Housing and Redevelopment Authority, Facility Lease Revenue
                             Bonds (Justice Center Project), 5.50% due 12/01/2015 (a)                                   1,260
-----------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Southern Minnesota, Municipal Power Agency, Power Supply System Revenue Refunding
                             Bonds, 5% due 1/01/2009 (a)                                                                1,041
-----------------------------------------------------------------------------------------------------------------------------
AA        Aa2        1,200   University of Minnesota Revenue Refunding Bonds, Series A, 5.75% due 7/01/2016             1,338
-----------------------------------------------------------------------------------------------------------------------------
AA        NR*        1,500   Waconia, Minnesota, Health Care Facilities Revenue Bonds (Ridgeview Medical Center
                             Project), Series A, 6.125% due 1/01/2029                                                   1,593
-----------------------------------------------------------------------------------------------------------------------------
NR*       Aaa        1,400   Windom, Minnesota, Independent School District No. 177, GO, 4.75% due 2/01/2024 (d)        1,323
-----------------------------------------------------------------------------------------------------------------------------
Total Investments (Cost -- $39,140) -- 100.7%                                                                          41,030
Liabilities in Excess of Other Assets -- (0.7%)                                                                          (267)
                                                                                                                      -------
Net Assets -- 100.0%                                                                                                  $40,763
                                                                                                                      =======
-----------------------------------------------------------------------------------------------------------------------------

(a)   AMBAC Insured.
(b)   FGIC Insured.
(c)   FHA Insured
(d)   FSA Insured.
(e)   GNMA Collateralized.
(f)   MBIA Insured.
(g) The interest rate is subject to change periodically and inversely based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
(h) The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
  *   Not Rated.

Ratings of issues shown have not been audited by Deloitte & Touche LLP.

See Notes to Financial Statements.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

FINANCIAL INFORMATION

Statement of Assets and Liabilities as of July 31, 2001

Assets:            Investments, at value (identified cost -- $39,140,361)                                       $ 41,030,113
                   Cash                                                                                               71,823
                   Receivables:
                     Interest ..................................................................   $  646,388
                     Beneficial interest sold ..................................................      142,968        789,356
                                                                                                   ----------

                   Prepaid registration fees and other assets ..................................                      10,455
                                                                                                                ------------
                   Total assets ................................................................                  41,901,747
                                                                                                                ------------
----------------------------------------------------------------------------------------------------------------------------
Liabilities:       Payables:
                     Securities purchased ......................................................    1,035,127
                     Dividends to shareholders .................................................       36,517
                     Investment adviser ........................................................       18,247
                     Distributor ...............................................................       14,375      1,104,266
                                                                                                   ----------
                   Accrued expenses and other liabilities ......................................                      34,550
                                                                                                                ------------
                   Total liabilities ...........................................................                   1,138,816
                                                                                                                ------------
----------------------------------------------------------------------------------------------------------------------------
Net Assets:        Net assets ..................................................................                $ 40,762,931
                                                                                                                ============
----------------------------------------------------------------------------------------------------------------------------
Net Assets         Class A Shares of beneficial interest, $.10 par value, unlimited number of
Consist of:        shares authorized ...........................................................                $     38,333
                   Class B Shares of beneficial interest, $.10 par value, unlimited number of
                   shares authorized ...........................................................                     299,669
                   Class C Shares of beneficial interest, $.10 par value, unlimited number of
                   shares authorized ...........................................................                      22,468
                   Class D Shares of beneficial interest, $.10 par value, unlimited number of
                   shares authorized ...........................................................                      19,651
                   Paid-in capital in excess of par ............................................                  38,549,995
                   Accumulated realized capital losses on investments -- net ...................                     (56,937)
                   Unrealized appreciation on investments -- net ...............................                   1,889,752
                                                                                                                ------------
                   Net assets ..................................................................                $ 40,762,931
                                                                                                                ============
----------------------------------------------------------------------------------------------------------------------------
Net Asset Value:   Class A -- Based on net assets of $4,109,721 and 383,332 shares
                   of beneficial interest outstanding ..........................................                $      10.72
                                                                                                                ============
                   Class B -- Based on net assets of $32,134,894 and 2,996,692 shares
                   of beneficial interest outstanding ..........................................                $      10.72
                                                                                                                ============
                   Class C -- Based on net assets of $2,409,689 and 224,680 shares
                   of beneficial interest outstanding ..........................................                $      10.72
                                                                                                                ============
                   Class D -- Based on net assets of $2,108,627 and 196,514 shares
                   of beneficial interest outstanding ..........................................                $      10.73
                                                                                                                ============
----------------------------------------------------------------------------------------------------------------------------

                       See Notes to Financial Statements.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

Statement of Operations

                                                                                                      For the Year Ended
                                                                                                           July 31, 2001
------------------------------------------------------------------------------------------------------------------------
Investment Income:    Interest and amortization of premium and discount earned                              $  2,343,101
------------------------------------------------------------------------------------------------------------------------
Expenses:             Investment advisory fees ......................................   $  221,646
                      Account maintenance and distribution fees -- Class B ..........      160,988
                      Professional fees .............................................       73,755
                      Printing and shareholder reports ..............................       38,401
                      Accounting services ...........................................       27,002
                      Transfer agent fees -- Class B ................................       18,585
                      Account maintenance and distribution fees -- Class C ..........       12,192
                      Trustees' fees and expenses ...................................        7,987
                      Registration fees .............................................        7,024
                      Pricing fees ..................................................        6,236
                      Custodian fees ................................................        3,986
                      Transfer agent fees -- Class A ................................        2,083
                      Account maintenance fees -- Class D ...........................        1,893
                      Transfer agent fees -- Class C ................................        1,195
                      Transfer agent fees -- Class D ................................          951
                      Other .........................................................        7,078
                                                                                        ----------
                      Total expenses ................................................      591,002
                                                                                        -----------
                      Investment income -- net ......................................    1,752,099
                                                                                        ------------
------------------------------------------------------------------------------------------------------------------------
Realized &            Realized gain on investments -- net ...........................                           277,750
Unrealized Gain on    Change in unrealized appreciation on investments -- net .......                         1,241,761
Investments -- Net:                                                                                        ------------
                      Net Increase in Net Assets Resulting from Operations ..........                      $  3,271,610
                                                                                                           ============
------------------------------------------------------------------------------------------------------------------------

                       See Notes to Financial Statements.
9

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

Statements of Changes in Net Assets

                                                                                                      For the Year Ended
                                                                                                           July 31,
                                                                                                 ---------------------------
Increase (Decrease) in Net Assets:                                                                   2001           2000
----------------------------------------------------------------------------------------------------------------------------
Operations:           Investment income -- net ...............................................   $  1,752,099   $  1,970,869
                      Realized gain on investments -- net ....................................        277,750        182,532
                      Change in unrealized appreciation on investments -- net ................      1,241,761     (1,036,596)
                                                                                                 ------------   ------------
                      Net increase in net assets resulting from operations ...................      3,271,610      1,116,805
                                                                                                 ------------   ------------
----------------------------------------------------------------------------------------------------------------------------
Dividends to          Investment income -- net:
Shareholders:           Class A ..............................................................       (200,025)      (232,332)
                        Class B ..............................................................     (1,378,694)    (1,572,900)
                        Class C ..............................................................        (84,766)       (75,069)
                        Class D ..............................................................        (88,614)       (90,568)
                                                                                                 ------------   ------------
                      Net decrease in net assets resulting from dividends to shareholders ....     (1,752,099)    (1,970,869)
                                                                                                 ------------   ------------
----------------------------------------------------------------------------------------------------------------------------
Beneficial Interest   Net decrease in net assets derived from beneficial
Transactions:         interest transactions ..................................................       (692,050)    (6,455,015)
                                                                                                 ------------   ------------
----------------------------------------------------------------------------------------------------------------------------
Net Assets:           Total increase (decrease) in net assets ................................        827,461     (7,309,079)
                      Beginning of year ......................................................     39,935,470     47,244,549
                                                                                                 ------------   ------------
                      End of year ............................................................   $ 40,762,931   $ 39,935,470
                                                                                                 ============   ============
----------------------------------------------------------------------------------------------------------------------------

                       See Notes to Financial Statements.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

Financial Highlights

                                                                                             Class A
                                                                     --------------------------------------------------------
The following per share data and ratios have been derived
from information provided in the financial statements.                             For the Year Ended July 31,
                                                                     --------------------------------------------------------
Increase (Decrease) in Net Asset Value:                                2001        2000        1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------
Per Share           Net asset value, beginning of year ...........   $  10.32    $  10.50    $  10.79    $  10.72    $  10.28
Operating                                                            --------    --------    --------    --------    --------
Performance:        Investment income -- net .....................        .51         .52         .52         .54         .53
                    Realized and unrealized gain (loss) on
                    investments -- net ...........................        .40        (.18)       (.29)        .07         .44
                                                                     --------    --------    --------    --------    --------
                    Total from investment operations .............        .91         .34         .23         .61         .97
                                                                     --------    --------    --------    --------    --------
                    Less dividends and distributions:
                      Investment income -- net ...................       (.51)       (.52)       (.52)       (.54)       (.53)
                      In excess of realized gain on
                      investments -- net .........................         --          --          --          --+         --
                                                                     --------    --------    --------    --------    --------
                    Total dividends and distributions ............       (.51)       (.52)       (.52)       (.54)       (.53)
                                                                     --------    --------    --------    --------    --------
                    Net asset value, end of year .................   $  10.72    $  10.32    $  10.50    $  10.79    $  10.72
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Total Investment    Based on net asset value per share ...........      8.95%       3.45%       2.08%       5.85%       9.71%
Return:*                                                             ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Ratios to Average   Expenses .....................................      1.03%        .97%       1.02%       .91%         .92%
Net Assets:                                                          ========    ========    ========    ========    ========
                    Investment income -- net .....................      4.79%       5.12%       4.80%       4.98%       5.09%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Supplemental        Net assets, end of year (in thousands) .......   $  4,110    $  4,141    $  6,067    $  6,993    $  5,390
Data:                                                                ========    ========    ========    ========    ========
                    Portfolio turnover ...........................     45.63%      43.42%      26.09%      56.43%      28.42%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------

      *     Total investment returns exclude the effects of sales charges.
      +     Amount is less than $.01 per share.

            See Notes to Financial Statements.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

Financial Highlights (continued)

                                                                                              Class B
                                                                     --------------------------------------------------------
The following per share data and ratios have been derived
from information provided in the financial statements.                             For the Year Ended July 31,
                                                                     --------------------------------------------------------
Increase (Decrease) in Net Asset Value:                                2001        2000        1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------
Per Share           Net asset value, beginning of year ...........   $  10.33    $  10.50    $  10.79    $  10.72    $  10.28
Operating                                                            --------    --------    --------    --------    --------
Performance:        Investment income -- net .....................        .45         .47         .46         .48         .48
                    Realized and unrealized gain (loss) on
                    investments -- net ...........................        .39        (.17)       (.29)        .07         .44
                                                                     --------    --------    --------    --------    --------
                    Total from investment operations .............        .84         .30         .17         .55         .92
                                                                     --------    --------    --------    --------    --------
                    Less dividends and distributions:
                      Investment income -- net ...................       (.45)       (.47)       (.46)       (.48)       (.48)
                      In excess of realized gain on
                      investments -- net .........................         --          --          --          --+         --
                                                                     --------    --------    --------    --------    --------
                    Total dividends and distributions ............       (.45)       (.47)       (.46)       (.48)       (.48)
                                                                     --------    --------    --------    --------    --------
                    Net asset value, end of year .................   $  10.72    $  10.33    $  10.50    $  10.79    $  10.72
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Total Investment    Based on net asset value per share ...........      8.30%       3.03%       1.56%       5.31%       9.15%
Return:*                                                             ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Ratios to Average   Expenses .....................................      1.53%       1.47%       1.53%       1.42%       1.43%
Net Assets:                                                          ========    ========    ========    ========    ========
                    Investment income -- net .....................      4.28%       4.61%       4.29%       4.47%       4.58%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Supplemental        Net assets, end of year (in thousands) .......   $ 32,135    $ 32,524    $ 37,507    $ 38,585    $ 41,274
Data:                                                                ========    ========    ========    ========    ========
                    Portfolio turnover ...........................     45.63%      43.42%      26.09%      56.43%      28.42%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------

      *     Total investment returns exclude the effects of sales charges.
      +     Amount is less than $.01 per share.

            See Notes to Financial Statements.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

Financial Highlights (continued)

                                                                                              Class C
                                                                     --------------------------------------------------------
The following per share data and ratios have been derived
from information provided in the financial statements.                              For the Year Ended July 31,
                                                                     --------------------------------------------------------
Increase (Decrease) in Net Asset Value:                                2001        2000        1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------
Per Share           Net asset value, beginning of year ...........   $  10.33    $  10.50    $  10.80    $  10.72    $  10.28
Operating                                                            --------    --------    --------    --------    --------
Performance:        Investment income -- net .....................        .44         .46         .45         .47         .47
                    Realized and unrealized gain (loss) on
                    investments -- net ...........................        .39        (.17)       (.30)        .08         .44
                                                                     --------    --------    --------    --------    --------
                    Total from investment operations .............        .83         .29         .15         .55         .91
                                                                     --------    --------    --------    --------    --------
                    Less dividends and distributions:
                      Investment income -- net ...................       (.44)       (.46)       (.45)       (.47)       (.47)
                      In excess of realized gain on
                      investments -- net .........................         --          --          --          --+         --
                                                                     --------    --------    --------    --------    --------
                    Total dividends and distributions ............       (.44)       (.46)       (.45)       (.47)       (.47)
                                                                     --------    --------    --------    --------    --------
                    Net asset value, end of year .................   $  10.72    $  10.33    $  10.50    $  10.80    $  10.72
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Total Investment    Based on net asset value per share ...........      8.19%       2.92%       1.37%       5.30%       9.04%
Return:*                                                             ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Ratios to Average   Expenses .....................................      1.64%       1.57%       1.63%       1.52%       1.53%
Net Assets:                                                          ========    ========    ========    ========    ========
                    Investment income -- net .....................      4.17%       4.52%       4.19%       4.37%       4.48%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Supplemental        Net assets, end of year (in thousands) .......   $  2,410    $  1,672    $  1,721    $  1,437    $  1,201
Data:                                                                ========    ========    ========    ========    ========
                    Portfolio turnover ...........................     45.63%      43.42%      26.09%      56.43%      28.42%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------

      *     Total investment returns exclude the effects of sales charges.
      +     Amount is less than $.01 per share.

            See Notes to Financial Statements.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

FINANCIAL INFORMATION (concluded)

Financial Highlights (concluded)

                                                                                             Class D
                                                                     --------------------------------------------------------
The following per share data and ratios have been derived
from information provided in the financial statements.                              For the Year Ended July 31,
                                                                     --------------------------------------------------------
Increase (Decrease) in Net Asset Value:                                2001        2000        1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------
Per Share           Net asset value, beginning of year ...........   $  10.33    $  10.50    $  10.80    $  10.73    $  10.28
Operating                                                            --------    --------    --------    --------    --------
Performance:        Investment income -- net .....................        .50         .51         .51         .53         .52
                    Realized and unrealized gain (loss) on
                    investments -- net ...........................        .40        (.17)       (.30)        .07         .45
                                                                     --------    --------    --------    --------    --------
                    Total from investment operations .............        .90         .34         .21         .60         .97
                                                                     --------    --------    --------    --------    --------
                    Less dividends and distributions:
                      Investment income -- net ...................       (.50)       (.51)       (.51)       (.53)       (.52)
                      In excess of realized gain on
                      investments -- net .........................         --          --          --          --+         --
                                                                     --------    --------    --------    --------    --------
                    Total dividends and distributions ............       (.50)       (.51)       (.51)       (.53)       (.52)
                                                                     --------    --------    --------    --------    --------
                    Net asset value, end of year .................   $  10.73    $  10.33    $  10.50    $  10.80    $  10.73
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Total Investment    Based on net asset value per share ...........      8.84%       3.45%       1.88%       5.74%       9.70%
Return:*                                                             ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Ratios to Average   Expenses .....................................      1.13%       1.07%       1.13%       1.01%       1.02%
Net Assets:                                                          ========    ========    ========    ========    ========
                    Investment income -- net .....................      4.68%       5.02%       4.69%       4.88%       4.99%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
Supplemental        Net assets, end of year (in thousands) .......   $  2,108    $  1,598    $  1,950    $  1,141    $    924
Data:                                                                ========    ========    ========    ========    ========
                    Portfolio turnover ...........................     45.63%      43.42%      26.09%      56.43%      28.42%
                                                                     ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------

      *     Total investment returns exclude the effects of sales charges.
      +     Amount is less than $.01 per share.

            See Notes to Financial Statements.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch Minnesota Municipal Bond Fund (the "Fund") is part of Merrill Lynch Multi-State Municipal Series Trust (the "Trust"). The Fund is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments -- Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter municipal bond and money markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by a pricing service retained by the Trust, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trustees.

(b) Derivative financial instruments -- The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

 . Financial futures contracts -- The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Income taxes -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income -- Security transactions are recorded on the dates the

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001
transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Fund will adopt the provisions to amortize all premiums and discounts on debt securities effective August 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund, but will result in a $10,884 increase to the cost of securities and a corresponding $10,884 decrease to net unrealized appreciation, based on debt securities held as of July 31, 2001.

(e) Prepaid registration fees -- Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions -- Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(g) Expenses -- Certain expenses have been allocated to the individual Funds in the Trust on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Trust.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the average daily value of the Fund's net assets at the following annual rates: .55% of the Fund's average daily net assets not exceeding $500 million; .525% of average daily net assets in excess of $500 million but not exceeding $1 billion; and .50% of average daily net assets in excess of $1 billion.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

--------------------------------------------------------------------------------
                                                     Account        Distribution
                                                 Maintenance Fee         Fee
--------------------------------------------------------------------------------
Class B .....................................        .25%                .25%
Class C .....................................        .25%                .35%
Class D .....................................        .10%                 --
--------------------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended July 31, 2001, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

--------------------------------------------------------------------------------
                                                            FAMD          MLPF&S
--------------------------------------------------------------------------------
Class A .....................................               $ 41          $  438
Class D .....................................               $133          $2,061
--------------------------------------------------------------------------------

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

For the year ended July 31, 2001, MLPF&S received contingent deferred sales charges of $7,255 relating to transactions in Class B Shares.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Prior to January 1, 2001, FAM provided accounting services to the Fund at its cost and the Fund reimbursed FAM for these services. FAM continues to provide certain accounting services to the Fund. The Fund reimburses FAM at its cost for such services. For the year ended July 31, 2001, the Fund reimbursed FAM an aggregate of $3,123 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, PSI, FDS, FAMD, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended July 31, 2001 were $17,839,662 and $18,315,117, respectively.

Net realized gains for the year ended July 31, 2001 and net unrealized gains as of July 31, 2001 were as follows:

--------------------------------------------------------------------------------
                                                     Realized        Unrealized
                                                       Gains            Gains
--------------------------------------------------------------------------------
Long-term investments ....................           $277,750        $ 1,889,752
                                                     --------        -----------
Total ....................................           $277,750        $ 1,889,752
                                                     ========        ===========
--------------------------------------------------------------------------------

As of July 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $1,889,752, of which $1,933,205 related to appreciated securities and $43,453 related to depreciated securities. The aggregate cost of investments at July 31, 2001 for Federal income tax purposes was $39,140,361.

4. Beneficial Interest Transactions:

Net decrease in net assets derived from beneficial interest transactions was $692,050 and $6,455,015 for the years ended July 31, 2001 and July 31, 2000, respectively.

Transactions in shares of beneficial interest for each class were as follows:

--------------------------------------------------------------------------------
Class A Shares for the Year                                           Dollar
Ended July 31, 2001                                   Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................             41,648       $   444,268
Shares issued to shareholders
in reinvestment of dividends .............              9,475           100,091
                                                    ---------       -----------
Total issued .............................             51,123           544,359
Shares redeemed ..........................            (68,892)         (730,225)
                                                    ---------       -----------
Net decrease .............................            (17,769)      $  (185,866)
                                                    =========       ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class A Shares for the Year                                           Dollar
Ended July 31, 2000                                   Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................             26,372       $   268,604
Shares issued to shareholders
in reinvestment of dividends .............             11,752           119,534
                                                    ---------       -----------
Total issued .............................             38,124           388,138
Shares redeemed ..........................           (215,094)       (2,208,086)
                                                    ---------       -----------
Net decrease .............................           (176,970)      $(1,819,948)
                                                    =========       ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class B Shares for the Year                                            Dollar
Ended July 31, 2001                                    Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................            248,427       $ 2,629,696
Shares issued to shareholders
in reinvestment of dividends .............             64,656           683,268
                                                    ---------       -----------
Total issued .............................            313,083         3,312,964
Automatic conversion
of shares ................................            (30,716)         (322,428)
Shares redeemed ..........................           (435,151)       (4,598,895)
                                                    ---------       -----------
Net decrease .............................           (152,784)      $(1,608,359)
                                                    =========       ===========
--------------------------------------------------------------------------------

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

--------------------------------------------------------------------------------
Class B Shares for the Year                                           Dollar
Ended July 31, 2000                                   Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................            216,963       $ 2,207,654

Shares issued to shareholders
in reinvestment of dividends .............             78,027           793,481
                                                    ---------       -----------
Total issued .............................            294,990         3,001,135
Automatic conversion
of shares ................................             (6,875)          (69,500)
Shares redeemed ..........................           (711,692)       (7,232,241)
                                                    ---------       -----------
Net decrease .............................           (423,577)      $(4,300,606)
                                                    =========       ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class C Shares for the Year                                           Dollar
Ended July 31, 2001                                   Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................             78,788       $   830,960
Shares issued to shareholders
in reinvestment of dividends .............              5,927            62,722
                                                    ---------       -----------
Total issued .............................             84,715           893,682
Shares redeemed ..........................            (21,930)         (232,455)
                                                    ---------       -----------
Net increase .............................             62,785       $   661,227
                                                    =========       ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class C Shares for the Year                                           Dollar
Ended July 31, 2000                                   Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................             38,107       $   386,695
Shares issued to shareholders
in reinvestment of dividends .............              5,190            52,780
                                                    ---------       -----------
Total issued .............................             43,297           439,475
Shares redeemed ..........................            (45,261)         (460,819)
                                                    ---------       -----------
Net decrease .............................             (1,964)      $   (21,344)
                                                    =========       ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class D Shares for the Year                                           Dollar
Ended July 31, 2001                                   Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................             21,091       $   223,736
Automatic conversion
of shares ................................             30,695           322,428
Shares issued to shareholders
in reinvestment of dividends .............              3,904            41,321
                                                    ---------       -----------
Total issued .............................             55,690           587,485
Shares redeemed ..........................            (13,873)         (146,537)
                                                    ---------       -----------
Net increase .............................             41,817       $   440,948
                                                    =========       ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class D Shares for the Year                                           Dollar
Ended July 31, 2000                                   Shares          Amount
--------------------------------------------------------------------------------
Shares sold ..............................            116,085       $ 1,182,236
Automatic conversion
of shares ................................              6,874            69,500
Shares issued to shareholders
in reinvestment of dividends .............              3,582            36,457
                                                    ---------       -----------
Total issued .............................            126,541         1,288,193
Shares redeemed ..........................           (157,469)       (1,601,310)
                                                    ---------       -----------
Net decrease .............................            (30,928)      $  (313,117)
                                                    =========       ===========
--------------------------------------------------------------------------------

5. Short-Term Borrowings:

On December 1, 2000, the Fund, along with certain other funds managed by FAM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the facility during the year ended July 31, 2001.

Merrill Lynch Minnesota Municipal Bond Fund                        July 31, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders, Merrill Lynch Minnesota Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Minnesota Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at July 31, 2001 by correspondence with the custodian and broker; where replies were not received from the broker, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Minnesota Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
September 10, 2001

IMPORTANT TAX INFORMATION (unaudited)

All of the net investment income distributions paid monthly by Merrill Lynch Minnesota Municipal Bond Fund during its taxable year ended July 31, 2001 qualify as tax-exempt interest dividends for Federal income tax purposes.

Please retain this information for your records.

[LOGO] Merrill Lynch Investment Managers

                                                               [GRAPHIC OMITTED]

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Minnesota
Municipal Bond Fund
Merrill Lynch Multi-State
Municipal Series Trust
Box 9011
Princeton, NJ
08543-9011

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